EXHIBIT 99.2

           American River Bankshares Decides Not to Participate in the
                     U.S. Treasury Capital Purchase Program

Sacramento, CA, January 22, 2009 - American River Bankshares (NASDAQ-GS: AMRB) today announced that it has decided not to participate in the U.S. Department of Treasury ("U.S. Treasury") Capital Purchase Program ("CPP") after receiving approval to participate in the program in November 2008. American River Bankshares applied for and was approved for a $6 million capital investment.

"The CPP is aimed at healthy banks, and we are honored that the U.S. Treasury and our regulators have selected us to participate in the program," said David Taber, President and CEO of American River Bankshares. "After careful review of the agreements and related documents, American River Bankshares' Board of Directors has decided that it is in the best interest of our Company and its shareholders not to participate." He continued, "American River Bank is well capitalized and we believe that the potential ramifications of participating in the program outweigh the benefits."

The Company's subsidiary, American River Bank, remains above the well-capitalized regulatory guidelines. At December 31, 2008, American River Bank's leverage ratio was 8.4%, the Tier 1 risk based ratio was 10.4% and the Total Risk Based Capital ratio was 11.6%. At December 31, 2008, the Company's leverage ratio was 8.3%, the Tier 1 risk based ratio was 10.2% and the Total Risk Based Capital ratio was 11.5%.

In a separate press release issued today, American River Bankshares reported its fourth quarter 2008 financial results, marking its 100th consecutive profitable quarter. As of December 31, 2008, the Company's profits exceeded $7.5 million and had over $63 million in capital.

About American River Bankshares
American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call
(916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

Forward-Looking Statement
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the of Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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